American Stock Exchange: URZ
Toronto Stock Exchange: URZ
Frankfurt Stock Exchange: U9E
Tel: (604) 689-1659
Fax: (604) 689-1722
www.uranerz.com

Uranerz Reports Termination of Joint Venture at Cochrane River, Saskatchewan

Casper, Wyoming, May 5, 2008 – Uranerz Energy Corporation (“Uranerz” or the “Company’) (AMEX: URZ; TSX: URZ; Frankfurt: U9E) announces the termination of the option and joint venture agreement between the Company and Triex Minerals Corporation (“Triex”) relating to the Company’s mineral exploration properties in the Cochrane River area of the Athabasca Basin, Saskatchewan (the “Cochrane River Property”). Triex has terminated the option and joint venture agreement and forfeited its right to earn a sixty percent (60%) interest in the Cochrane River Property. Uranerz Energy’s primary focus is the exploration and development of its mineral properties in the Pumpkin Buttes Uranium Mining District in the central Powder River Basin of Wyoming, U.S.A. Management of the Company has therefore determined that the Cochrane River Property is not a material property to the Company. However, the Company will continue to evaluate its options with respect to the Cochrane River Property, comprising seven claims covering a total of 28,012 hectares, which include possible arrangements with other potential joint venture partners, further exploration to be performed by the Company, or divestiture.

About Uranerz
Uranerz Energy Corporation is a pure-play uranium company listed on the American Stock Exchange (“AMEX”) and the Toronto Stock Exchange (“TSX”) under the symbol “URZ”, and has options traded on the Chicago Board Options Exchange and the AMEX. Uranerz is also listed on the Frankfurt Stock Exchange under the symbol “U9E”.

Members of the Uranerz management team have specialized expertise in the ISR uranium mining method, and the Company collectively owns or controls (including through its interest in the Arkose Mining Venture) approximately 114,900 acres (179 square miles) in the Pumpkin Buttes Uranium Mining District of the central Powder River Basin of Wyoming, U.S.A., an area well-known for hosting uranium-mineralized roll fronts often amenable to ISR mining techniques. The Company has implemented an aggressive drill program for 2008 utilizing up to five drill rigs and two electric log probing units, with a potential total of 1,500 holes drilled.

The Company has submitted federal and state mining applications to build and operate the Nichols Ranch ISR Complex, which, when licensed and constructed, will consist of a central processing facility at the Nichols Ranch property and a satellite facility at the Hank property. The U.S. Nuclear Regulatory Commission has accepted the Company’s federal license application to advance to the next formal review phase of undergoing a detailed technical and environmental review. Commercial ISR mining in the Powder River Basin has been ongoing since 1987, with production coming from the Smith Ranch-Highland mine currently owned and operated by Cameco Resources Inc. and from AREVA NC’s Irigaray-Christensen Ranch ISR mine located in the Pumpkin Buttes uranium mining district (presently on stand-by, but re-start of operations has been announced). Commencement of operations at the Nichols Ranch ISR Complex is dependent on receipt of required regulatory approvals, but is currently projected for late 2010 or 2011.

Further Information
For further information, contact the Company’s Investor Relations department at 1-800-689-1659 or visit the Company’s profile on the SEDAR website at www.sedar.com.

This press release may contain or refer to "forward-looking information" and “forward-looking statements” within the meaning of applicable United States and Canadian securities laws, which may include, but is not limited to, statements with respect to resource estimates, permitting and development activities, projections, our planned exploration and drilling programs, the availability of future financing for exploration and other plans, projections, estimates and expectations. Such forward-looking statements reflect our current views with respect to future events and are subject to certain risks, uncertainties and assumptions, including, the risks and uncertainties outlined in our most recent financial statements and reports and registration statement filed with the SEC (available at www.sec.gov) and with Canadian securities administrators (available at www.sedar.com). Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those anticipated, believed, estimated or expected. We do not undertake to update forward-looking statements.